UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2011

South Hertfordshire United Kingdom Fund, Ltd.
(Exact name of Registrant as specified in its charter)

Colorado	File No. 000-19889	84-1145140
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Media House, Bartley Wood Business Park, Hook,
Hampshire,
RG27 9UP, England
(Address of principal executive offices, including Zip Code)

Registrant's Telephone Number, including Area Code: + 44 1256 75 2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed in our Forms 10-Q, as filed with the Securities and Exchange Commission, on May 16, 2011 and August 15, 2011, a lawsuit asserting derivative claims on behalf of South Hertfordshire United Kingdom Fund, Ltd. (“the Partnership”) was filed in the Supreme Court of the State of New York, County of New York, against Virgin Media Inc., ntl (B) Limited and ntl Fawnspring Limited, the general partner (“the General Partner”) of the Partnership. The complaint generally asserts that the General Partner, Virgin Media Inc., and ntl (B) Limited have breached their fiduciary duties and/or aided and abetted such breach in pursuing the sale of the Partnership's sole asset (i.e., 66.7% of the shares of ntl (South Hertfordshire) Limited (“NTL South Herts”)) in a transaction approved by the unitholders of the Partnership (“Asset Sale”) at a price that allegedly undervalues NTL South Herts.
On October 28, 2011, the parties presented to the court a settlement agreement, subject to court approval, under which the Partnership would be paid an additional $1.25 million (the “Settlement Amount”) for the Asset Sale. Except for such fees and expenses as the court may award to plaintiff's counsel, which is proposed to be a maximum of 30% of the Settlement Amount ($375,000), the proceeds would be used solely for the benefit of the unitholders of the Partnership. The court has scheduled a final hearing for January 17, 2012 to review and approve the settlement, and unit holders will receive a separate notice by mail describing the settlement in greater detail. A copy of the form of the notice, as approved by the court, is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description
99.1	Form of Notice of Litigation Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2011	SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

By: NTL FAWNSPRING LIMITED, its General Partner

	By:	/s/ Joanne Tillbrook
	Name:	Joanne Tillbrook
	Title:	Director

EXHIBIT INDEX

Exhibit	Description
99.1	Form of Notice of Litigation Settlement